Pricing Supplement Dated September 1, 2000	Rule 424(b) (3)

(To Prospectus dated August 10, 2000 and	File Nos. 333-43404

Prospectus Supplement dated August 31, 2000)	CUSIP: 21248MAA7

Convergys Corporation
Medium-Term Notes, Series A
Floating Rate

Principal Amount: $100,000,000	Initial Interest Rate: 87.5 bp over 3 month LIBOR on September 5, 2000

Agents Discount or Commission: $250,000	Scheduled Maturity Date: September 9, 2002

Net Proceeds to Issuer: $99,750,000	Original Issue Date: September 7, 2000

Calculation Agent: Chase Manhattan Trust Company, National Association

Interest Rate Basis:

[ ] CD Rate	[ ] Federal Funds Rate	[ ] Treasury Rate

[ ] Commercial Paper Rate	[X] LIBOR	[ ] Prime Rate

[ ] CMT Rate	[ ] EURIBOR	[ ] Other (see attached)

Initial Interest Reset Date: December 9, 2000	Spread (+/-): +87.5 bp

Interest Reset Dates: March 9, June 9, September 9, December 9	Spread Multiplier: N/A

Interest Reset Period: Quarterly

Interest Payment Dates: March 9, June 9, September 9, December 9	Maximum Interest Rate: N/A

Index Maturity: 3 months	Minimum Interest Rate: N/A

If LIBOR — Designated LIBOR Page:	[ ] LIBOR Reuters, Reuters Page: [X] LIBOR Telerate, Telerate Page: 3750

Index Maturity: 3 months

If CMT Rate	—	Designated CMT Maturity Index:

Designated CMT Telerate Page:

Redemption:

[X] The Notes cannot be redeemed prior to the Scheduled Maturity Date

[ ] The Notes may be redeemed prior to Scheduled Maturity Date

Initial Redemption Date:

Initial Redemption Percentage: ____%

Annual Redemption Percentage Reduction: ____% until Redemption

Percentage is 100% of the Principal Amount.

Optional Repayment:

[X]	The Notes cannot be repaid prior to the Scheduled Maturity Date.

[ ]	The Notes can be repaid prior to the Scheduled Maturity Date at the option of the holder of the Notes.

Optional Repayment Date(s):

Repayment Price: _____%

Authorized Denomination: $1,000

Currency:

Specified Currency: U.S. dollars

(If other than U.S. dollars, see attached)

Minimum Denominations: N/A

(Applicable only if Specified Currency is other than U.S. dollars)

Amortizing Note: [ ]Yes	[X] No

Payment Dates:

Amortization Schedule: See attachment

Indexed Note:[ ]Yes	[X] No

Index:

Formula:

Agent responsible for calculating the principal/interest due:

Provisions where calculation by reference to Index and/or Formula is impossible or impracticable:

Original Issue Discount: [ ] Yes   [X] No

Total Amount of OID:

Yield to Maturity:

Initial Accrual Period:

Issue Price: ______%

Form: [X] Book-Entry	[ ] Certificated

Listing:	[X] None	[ ] NYSE	[ ] Nasdaq Stock Market	[ ] Other (Specify):

Agent:	[X]	Salomon Smith Barney Inc.	[ ]	Chase Securities Inc.

	[ ]	Banc of America Securities LLC	[ ]	Banc One Capital Markets, Inc.

	[ ]	Other

Agent acting in the capacity as indicated below:

[ ] Agent	[X] Principal

If as principal:

[X] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

[ ] The Notes are being offered at a fixed initial public offering price of % of Principal Amount.

If as Agent:

The Notes are being offered at a fixed initial public offering price of ____% of Principal Amount.

Other Provisions: N/A